Exhibit 10.15B
SECOND AMENDMENT
THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of
January 13, 2026, by and between HUDSON METRO CENTER, LLC, a Delaware limited liability company (“Landlord”), and MIRUM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Office Lease dated January 17, 2024, as confirmed pursuant to that certain Confirmation Letter dated May 8, 2024 and amended pursuant to that certain First Amendment (“First Amendment”) dated December 10, 2025 (as confirmed and amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 36,318 rentable square feet (the “Existing Premises”) described as Suite No. 300 on the third floor of the building located at 989 East Hillsdale Boulevard, Foster City, California, and commonly known as 989 East Hillsdale Boulevard (the “Building”).
B.    Pursuant to the Lease, Landlord has also leased to Tenant temporary space containing approximately 5,333 rentable square feet described as Suite No. 230 on the second floor of the Building (“Temporary Space”).
C.    The Lease is scheduled to expire by its terms on August 31, 2029 (the “Existing Expiration Date”), and (other than with respect to the Temporary Space) the parties wish to extend the term of the Lease on the following terms and conditions.
D.    The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 19,430 rentable square feet described as Suite No. 250 on the second floor of the Building and shown on Exhibit A attached hereto (the “Expansion Space”), on the following terms and conditions.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Extension. Other than with respect to the Temporary Space, the Term of the Lease is hereby extended through the last day of the 60th full calendar month commencing on or after the Expansion Effective Date (the “Extended Expiration Date”).
2.Expansion.
2.1Effect of Expansion. Effective as of the Expansion Effective Date (defined in Section 2.2 below), the Premises shall be increased from 36,318 rentable square feet on the third floor to 55,748 rentable square feet on the second and third floors by the addition of the Expansion Space, and (subject to Sections 1 and 2 of the First Amendment), from and after the Expansion Effective Date, the Existing Premises and the Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Expansion Space (the “Expansion Term”) shall commence on the Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date. From and after the Expansion Effective Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein (including, without limitation Section 7.2 below and Exhibit B hereto), (a) Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Expansion Space.
2.2Expansion Effective Date. As used herein, “Expansion Effective Date” means the earlier to occur of (i) the first date on which Tenant conducts business in the Expansion Space, or (ii) the date which is 15 days after the date on which the Expansion Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which Expansion Effective Date is anticipated to be October 1, 2026 (the “Target Expansion Effective Date”). Subject to Section 5.2 of Exhibit B hereto, Landlord shall deliver the Expansion Space to Tenant on the Expansion Effective Date. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Monthly Rent for the Expansion Space shall
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be Tenant’s sole remedy if the Expansion Effective Date doesn’t occur by the Target Expansion Effective Date. Notwithstanding any contrary provision hereof, if the Expansion Effective
Date does not occur on or before December 1, 2026 (“Outside Completion Date”), Tenant, as its sole remedy, shall be entitled to an abatement of Base Rent with respect to the Expansion Space, beginning on the date that Base Rent otherwise first becomes payable hereunder for the Expansion Space, in the amount of $3,205.95 for each day in the period beginning on the Outside Completion Date and ending on the date immediately preceding the Expansion Effective Date.
2.3Early Entry. After the date hereof and before the Expansion Effective Date (such period being defined herein as the “Early Entry Period”), Tenant may enter the Expansion Space solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personal property in the Expansion Space. Other than the obligation to pay Monthly Rent for the Expansion Space, all of Tenant’s obligations hereunder shall apply during such Early Entry Period. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the Expansion Space pursuant to this Section 2.3 if Landlord reasonably determines that such entry is endangering individuals working in the Premises or is delaying completion of the Expansion Tenant Improvement Work.
2.4Confirmation Letter. At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.
3.Base Rent.
3.1Expansion Space During Expansion Term. With respect to the Expansion Space during the Expansion Term, the schedule of Base Rent shall be as follows:

Period During Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Expansion Effective Date through last day of 12th full calendar month of Expansion Term	$59.40	$96,178.50
13th through 24th full calendar months of Expansion Term	$61.18	$99,063.86
25th through 36th full calendar months of Expansion Term	$63.02	$102,035.77
37th through 48th full calendar months of Expansion Term	$64.91	$105,096.84
49th full calendar month of Expansion Term through last day of Expansion Term	$66.86	$108,249.75

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
Notwithstanding the foregoing, Base Rent for the Expansion Space shall be abated, in the following amounts with respect to the following periods of time: (a) the amount of $96,178.50 with respect to the 1st full calendar month of the Expansion Term, (b) the amount of $99,063.86 with respect to the 13th full calendar month of the Expansion Term, and (c) the amount of $102,035.77 with respect to the 25th full calendar month of the Expansion Term.
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3.2Existing Premises During Applicable Term. With respect to the Existing Premises during the period commencing on the Expansion Effective Date and expiring on the Extended Expiration Date (the “Applicable Term”), and notwithstanding any contrary provision of Section 1.4 of the Lease (entitled, Base Rent) to the contrary with respect to any applicable portion of the Applicable Term, the schedule of Base Rent for the Existing Premises shall be as follows:

Period of Applicable Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Expansion Effective Date through last day of 12th full calendar month of Applicable Term	$59.40	$179,774.10
13th through 24th full calendar months of Applicable Term	$61.18	$185,167.32
25th through 36th full calendar months of Applicable Term	$63.02	$190,722.34
37th through 48th full calendar months of Applicable Term	$64.91	$196,444.01
49th full calendar month of Expansion Term through last day of Applicable Term	$66.86	$202,337.33

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
Notwithstanding the foregoing, Base Rent for the Existing Premises shall be abated partially in the amount of $88,000.00 with respect to the 1st full calendar month of the Applicable Term and Tenant shall pay the balance thereof in accordance with the Base Rent table set forth above.
4.Letter of Credit. Landlord and Tenant agree that, effective as of the Expansion Effective Date, the Lease shall be amended in the following additional respects:
4.1The reference to “$250,000.00” as the Letter of Credit Amount set forth in Section 2.1 of Exhibit F to the Lease shall be deemed amended and restated to be “$500,000.00”; and
4.2The reference to “Term” set forth in the first sentence of Section 2.6 of Exhibit F to the Lease shall be deemed amended and restated to be “Expansion Term”; and
4.3The reference to “$125,000.00” set forth in the first sentence of Section 2.6 of Exhibit F to the Lease shall be deemed amended and restated to be “$250,000.00”.
No later than the Expansion Effective Date, Tenant shall accomplish the increase in the Letter of Credit Amount as required by Section 4.1 above by delivery to Landlord of either a substitute letter of credit or an amendment to the existing Letter of Credit, in either case satisfying the requirements of the Section 2 of Exhibit F to the Lease (as amended hereby).
5.Tenant’s Share. With respect to the Expansion Space during the Expansion Term, Tenant’s Share shall be 13.5281%.
6.Expenses and Taxes.
6.1Expansion Space During Expansion Term. With respect to the Expansion Space during the Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that (notwithstanding any provision in the Lease to the contrary), with respect to the Expansion Space during the Expansion Term, the Base Year for Expenses and Taxes shall be calendar year 2027.
6.2Existing Premises During Applicable Term. With respect to the Existing Premises during the Applicable Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that (notwithstanding any
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provision in the Lease to the contrary), with respect to the Existing Premises during the Applicable Term, the Base Year for Expenses and Taxes shall be calendar year 2027.
7.Improvements to Existing Premises and Expansion Space.
7.1Condition and Configuration of Existing Premises and Expansion Space. Except as may be otherwise expressly provided in this Amendment, Tenant acknowledges that it is in possession of the Existing Premises and that it has inspected the Expansion Space, and agrees to accept each such space in its existing condition and configuration (or, in the case of the Expansion Space, in such other condition and configuration as any existing tenant of the Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement. Nothing in this Section 7.1 shall limit Landlord’s obligations under Section 5 of the Lease (entitled, Use; Compliance With Laws) and/or Section 7.1 of the Lease (entitled, Repairs). In addition, Landlord shall deliver the Expansion Space to Tenant with the floors cleared of trash and swept.
7.2Responsibility for Improvements to Existing Premises and Expansion Space. At Landlord’s sole cost and expense (other than (as applicable) with respect to the Internal Stairwell Alteration Cost defined in Exhibit B hereto), Landlord shall perform improvements to the Existing Premises and the Expansion Space in accordance with Exhibit B attached hereto. The parties acknowledge and agree that, for purposes of Section 8 of the Lease (entitled, Landlord’s Property) and without limitation to the definition of “Excluded Items” set forth therein, the term “Excluded Items” shall also be deemed to include the Expansion Tenant Improvement Work shown with reasonable specificity on the Approved Space Plan (as initially described in Section 2.3 of Exhibit B hereto). Nothing in this Section 7.2 shall abrogate or nullify Landlord’s rights or Tenant’s obligations set forth in Section 8.6 below.
8.Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:
8.1Intentionally Omitted.
8.2California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Existing Premises and the Expansion Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).
Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction- related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.
In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Existing Premises and/or the Expansion Space, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Existing Premises and the Expansion Space.
8.3Extension Option. The parties hereto acknowledge and agree that (a) the Extension Option set forth in Section 3 of Exhibit F to the Lease shall remain in full force and effect, (b) to the extent properly exercised, the Extension Term shall commence on the day immediately following the Extended Expiration Date, (c) the Extension Option shall apply to the collective area of the Existing Premises and the Expansion Space and (d) the Extension Option shall not apply to the Temporary Space.
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8.4Right of First Offer. Section 5.1.A(iv) of Exhibit F to the Lease and Exhibit F-5 to the Lease are null and void, are hereby deleted from the Lease and shall have no further force or effect. In addition, the reference to “Expiration Date” set forth in Section 5.3.A of Exhibit F to the Lease is hereby amended and restated as “Extended Expiration Date”. The parties acknowledge and agree that the balance of the provisions set forth in Section 5 of Exhibit F to the Lease (entitled, Right of First Offer) shall remain in full force in effect in accordance with the terms thereof.
8.5Parking. Section 1.9 of the Lease is hereby amended and restated as follows:
“1.9    Parking:    384 unreserved spaces, at the rate of $00.00 per space per month; provided, however, that if (a) Landlord enters into a lease with a third party for all or any portion of Suite No. 100 of the Building, and (b) Landlord sends written notice to Tenant of such event and thereby notifies Tenant that Landlord is terminating Tenant’s rights to 100 of the aforementioned 384 unreserved spaces, then the above reference to ‘384 unreserved spaces’ shall be deemed automatically amended and restated to be ‘284 unreserved spaces’.”
8.6Internal Stairwell. The parties acknowledge and agree that the Approved Space Plan (as defined in Exhibit B hereto) depicts the installation and construction of two internal stairwells connecting the Existing Premises to the Expansion Space (in either or both cases, an “Internal Stairwell”). To the extent any such Internal Stairwell is constructed as part of the Expansion Tenant Improvement Work (such alterations or improvements defined herein, together with all improvements necessary to effectuate the same, as the “Internal Stairwell Alterations”), then, upon the expiration or earlier termination of the Lease (as amended) and except as otherwise provided in this Section 8.6, Tenant shall pay Landlord the Restoration Cost. For purposes hereof, Landlord shall invite no fewer than two (2) qualified general contractors (that are willing to agree to Landlord's requirements and to execute Landlord’s standard form of construction agreement) to bid on the estimated cost of the work (“Restoration Work”) necessary to remove any then existing Internal Stairwell Alterations, repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises and the Building to its configuration and condition existing before the installation of any such Internal Stairwell Alterations. In addition, Landlord shall invite a third (3rd) qualified general contractor identified by Tenant (so long as such general contractor is identified by Tenant within 10 days of Landlord’s written request, is reasonably approved by Landlord and is willing to agree to Landlord's requirements and to execute Landlord’s standard form of construction agreement) to bid on the Restoration Work. However, if Landlord determines that a particular bidder has submitted a bid that is wholly or partially unresponsive to Landlord’s bid package requirements and inquiries, then (1) Landlord may disregard such bidder and (2) such bid shall not be taken into consideration for purposes hereof. After adjustment for inconsistent qualifications, clarifications and exclusions, the lowest applicable bid for the Restoration Work shall be deemed the “Restoration Cost”. No earlier than the date that is 180 days after expiration or earlier termination of the Lease (as amended), Landlord shall deliver to Tenant an invoice reflecting the Restoration Cost; and within 30 days after receipt of such invoice, Tenant shall pay Landlord the full amount of the Restoration Cost. Notwithstanding the foregoing, if (prior to the expiration of such 180 day period) Landlord enters into a lease with a third-party tenant for all of the Existing Premises and the Expansion Space and such third-party tenant confirms in writing that it will not remove nor require the removal of any such Internal Stairwell Alterations in connection with such lease, then (a) Tenant shall have no obligation to reimburse Landlord the Restoration Cost and (b) Landlord shall not send to Tenant an invoice therefore. The parties’ rights and obligations under this Section 8.6 shall survive the expiration or earlier termination of the Lease, as amended. The parties acknowledge and agree that the installation of an Internal Stairwell (if any) shall not be deemed to nullify or abrogate the parties’ respective rights and obligations set forth in Section 5 of the Lease (entitled, Use; Compliance With Laws) or Section 7.1 of the Lease (entitled, Repairs).
8.7Contingency. Section 6 of Exhibit F to the Lease is null and void and of no force or effect.
9.Miscellaneous.
9.1This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect
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to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.
9.2Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
9.3In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
9.4Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.
9.5Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.
9.6Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.
9.7Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Jones Lang LaSalle (“Tenant’s Amendment Broker”)) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Landlord shall pay a brokerage commission to Tenant’s Amendment Broker subject to the terms of a separate written agreement to be entered into between Landlord and Tenant’s Amendment Broker. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.
[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.
LANDLORD:
HUDSON METRO CENTER, LLC,
a Delaware limited liability company
By:    Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member
By:    Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner
By:     /s/ Mark Lammas
Name:     Mark Lammaas
Title:     President

TENANT:
MIRUM PHARMACEUTICALS, INC.,
a Delaware corporation
By:     /s/ Eric Bjerkholt
Name:     Eric Bjerkholt
Title:     CFO

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EXHIBIT A
OUTLINE AND LOCATION OF EXPANSION SPACE

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EXHIBIT B
EXPANSION WORK LETTER
As used in this Exhibit B (this “Expansion Work Letter”), the following terms shall have the following meanings:
(i)    “Premises” means the Existing Premises and the Expansion Space (and not the Temporary Space);
(ii)    “Expansion Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Expansion Work Letter;
(iii)    “Expansion Tenant Improvement Work” means the construction of the Expansion Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Expansion Tenant Improvements; and
(iv)    “Agreement” means the amendment of which this Expansion Work Letter is a part.
1COST OF EXPANSION TENANT IMPROVEMENT WORK. Except as provided in Sections 2.3, 2.7.4 and 3.2.2.B below, the Expansion Tenant Improvement Work shall be performed at Landlord’s expense.
2ARCHITECTURAL PLANS.
2.1Selection of Architect. Landlord shall retain the architect/space planner of Landlord’s choice (as used in this Exhibit B, the “Architect”) to prepare the Architectural Drawings (defined in Section 2.5 below).
2.2[Intentionally Omitted.]
2.3Approved Space Plan. Landlord and Tenant acknowledge that they have approved the space plan for the Premises dated October 28, 2025, prepared by DSK Architects and attached hereto as Exhibit B-1 (as used in this Exhibit B, the “Approved Space Plan”). All materials and finishes contemplated by the Approved Space Plan shall be deemed to be Building-standard unless otherwise expressly provided therein. The parties acknowledge and agree that (a) the Approved Space Plan depicts the installation and construction of up to two (2) Internal Stairwells, (b) such Internal Stairwell Alterations (if built at the written election of Tenant pursuant to this Section 2.3) shall be performed subject to Tenant’s obligation to pay Landlord the applicable Internal Stairwell Alteration Cost (defined below) in accordance with the terms hereof, (c) within 20 business days of the date hereof, Landlord shall deliver to Tenant the Internal Stairwell Bids (defined below) applicable to each of the two (2) proposed Internal Stairwells in accordance with the procedure described below in this Section 2.3, (d) within 10 business days of Tenant’s receipt of Landlord’s Internal Stairwell Bids, Tenant shall notify Landlord in writing whether it elects Landlord to install and construct (or not install nor construct) one or both of the proposed Internal Stairwells (and if Tenant fails to make such election in writing within such 10 business day period, then Tenant shall be deemed to have elected not to have such Internal Stairwells installed and constructed) and (e) if Tenant elects Landlord to install and construct any such Internal Stairwell in accordance with this Section 2.3, then within 30 days thereafter, Tenant shall deliver payment to Landlord an amount equal to the Internal Stairwell Alteration Cost applicable to either or both of the Internal Stairwells that Tenant has so elected to have installed and constructed. For purposes of determining the cost of the Internal Stairwell Alterations with respect to each applicable proposed Internal Stairwell, Landlord shall invite no fewer than three (3) qualified general contractors (that are willing to agree to Landlord's requirements and to execute Landlord’s standard form of construction agreement) to bid on the reasonable cost of performing the Internal Stairwell Alterations with respect to each of the proposed Internal Stairwells; provided, however that if Landlord determines that a particular bidder has submitted a bid that is wholly or partially unresponsive to Landlord’s bid package requirements and inquiries, then (1) Landlord may disregard such bidder and (2) such bid shall not be taken into consideration for purposes hereof. After adjustment for inconsistent qualifications, clarifications and exclusions, the lowest applicable bid for the Internal Stairwell Alterations applicable to the specific proposed Internal Stairwell shall be deemed (in each case) an “Internal Stairwell Bid” and the cost identified therein shall be deemed the “Internal Stairwell Alteration Cost” for such applicable Internal Stairwell. Following the foregoing process, the Approved Space Plan shall be deemed automatically modified to take into consideration Tenant’s election or deemed election (as described above) as to whether or not one or both of the proposed Internal Stairwells will be installed and constructed by Landlord in accordance with this Expansion Work Letter.

2.4Additional Programming Information. Following the completion of the Tenant’s election process described in Section 2.3 above, Tenant shall deliver to Landlord, in writing, all information (including all interior and special finishes) that, when combined with the Approved Space Plan, will be sufficient to complete the Architectural Drawings (defined in Section 2.5 below), together with all information (including all electrical requirements, telephone requirements, special HVAC requirements, and plumbing requirements) that, when combined with the Approved Space Plan, will be sufficient to complete the Engineering Drawings (defined in Section 3.2.1 below) (collectively, as used in this Exhibit B, the “Additional Programming Information”). The Additional Programming Information shall not increase the cost of the Expansion Tenant Improvement Work (as reasonably estimated by Landlord) and shall be (a) consistent with the Approved Space Plan, (b) consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, as used in this Exhibit B, the “Landlord Requirements”), and (c) otherwise subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Such approved Additional Programming Information shall be referred to in this Exhibit B as the “Approved Additional Programming Information.” If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof.
2.5Architectural Drawings.     After approving the Additional Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant the final architectural (and, if applicable, structural) working drawings for the Expansion Tenant Improvement Work that are in a form that (a) when combined with any Approved Additional Programming Information that is not expressly incorporated into such working drawings, will be sufficient to enable the Contractor (defined in Section 3.1 below) and its subcontractors to bid on the Expansion Tenant Improvement Work, and (b) when combined with any Engineering Drawings that satisfy the Engineering Requirements (defined in Section 3.2.1 below), will be sufficient to obtain the Permits (defined in Section 3.3 below) (as used in this Exhibit B, the “Architectural Drawings”). The Architectural Drawings shall conform to the Approved Space Plan and the Approved Additional Programming Information. The Architect’s preparation and delivery of the Architectural Drawings shall occur within 15 business days after Landlord’s approval of the Additional Programming Information. Tenant shall approve or disapprove the Architectural Drawings by notice to Landlord. If Tenant disapproves the Architectural Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Architectural Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Architectural Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Architectural Drawings that (a) would increase the cost of the Expansion Tenant Improvement Work (as reasonably estimated by Landlord), (b) conflicts with the Approved Space Plan or the Landlord Requirements, or (c) is otherwise reasonably disapproved by Landlord. Such revision and resubmission shall occur within five (5) business days after Landlord’s receipt of Tenant’s notice of disapproval if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after such receipt) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Architectural Drawings. Such approved Architectural Drawings shall be referred to in this Exhibit B as the “Approved Architectural Drawings.”
2.6[Intentionally Omitted.]
2.7Revisions to Approved Architectural Drawings, Approved Additional Programming Information, or Approved Space Plan.
2.7.1Approved Architectural Drawings.     If Tenant requests any revision to the Approved Architectural Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Expansion Tenant Improvement Work, within 10 business days after Landlord’s receipt of such request if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after such receipt) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Expansion Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Architectural Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Architectural Drawings within two (2) business days after receiving Landlord’s request for approval thereof. For purposes hereof, any change order affecting the Approved Architectural Drawings shall be deemed a revision to the Approved Architectural Drawings.
2.7.2Approved Additional Programming Information. If Tenant requests Landlord’s approval of any revision to the Approved Additional Programming Information, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, together with notice of any resulting change in the estimated total cost associated with the Expansion Tenant Improvement Work, within five (5) business days after Landlord’s receipt of such request, whereupon Tenant, within two (2) business days, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Expansion Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Additional Programming Information without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Additional Programming Information within two (2) business days after receiving Landlord’s request for approval thereof.
2.7.3Approved Space Plan. If Tenant requests Landlord’s approval of any revision to the Approved Space Plan, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, together with notice of any resulting change in the estimated total cost associated with the Expansion Tenant Improvement Work, within five (5) business days after Landlord’s receipt of such request, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Expansion Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Space Plan without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Space Plan within two (2) business days after receiving Landlord’s request for approval thereof.
2.7.4Costs of Revisions. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Expansion Tenant Improvement Work that results from any revision to the Approved Architectural Drawings requested by Tenant, any revision to the Approved Additional Programming Information made by Tenant, or any revision to the Approved Space Plan requested or made by Tenant, including, in each case, any cost of preparing or reviewing such revision.
2.8Tenant’s Approval Deadline. Tenant shall approve the Architectural Drawings pursuant to Section 2.5 above on or before Tenant’s Approval Deadline (defined below). As used in this Expansion Work Letter, “Tenant’s Approval Deadline” means the date occurring 75 business days after the mutual execution and delivery of this Agreement; provided, however, that Tenant’s Approval Deadline shall be extended by one (1) day for each day, if any, by which Tenant’s approval of the Architectural Drawings pursuant to Section 2.5 above is delayed by any failure of Landlord to perform its obligations under this Section 2.
3CONSTRUCTION.
3.1Contractor. Landlord shall retain a contractor of its choice (as used in this Exhibit B, the “Contractor”) to perform the Expansion Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Expansion Tenant Improvement Work.
3.2Engineering Drawings.
3.2.1Preparation. Landlord shall cause the engineering working drawings for the mechanical, electrical, plumbing, fire-alarm and fire sprinkler work in the Premises (as used in this Exhibit B, the “Engineering Drawings”) to (a) be prepared by one or more of the Architect, the Contractor, and/or engineers or other consultants selected and/or retained by the Architect, the Contractor or Landlord, and

(b) conform to the Approved Space Plan, the Approved Additional Programming Information, the first sentence of Section 4 below, and any then-existing Approved Architectural Drawings (collectively, as used in this Exhibit B, the “Engineering Requirements”).

3.2.2Design Build. Except as provided in Section 3.2.3 below:
A.    Delivery and Approval. The Engineering Drawings shall be delivered to Tenant within 15 business days after the later of Tenant’s approval of the Architectural Drawings pursuant to Section 2.5 above or the mutual execution and delivery of this Agreement. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), the Engineering Drawings within two (2) business days after the latest of (a) Tenant’s receipt of the Engineering Drawings, or (b) Tenant’s approval of the Architectural Drawings. After receiving any such notice of reasonable disapproval, Landlord shall cause the Contractor to revise the Engineering Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to make any revision to the Engineering Drawings that conflicts with the Engineering Requirements or the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such procedure shall be repeated as necessary until Tenant has reasonably approved the Engineering Drawings. Such approved Engineering Drawings shall be referred to in this Exhibit B as the “Approved Engineering Drawings”.
B.    Revisions. If Tenant requests any revision to the Approved Engineering Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Expansion Tenant Improvement Work, within five (5) business days after Landlord’s receipt of such request if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after such receipt) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Expansion Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Engineering Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Engineering Drawings within two (2) business days after receiving Landlord’s request for approval thereof. Any change order affecting the Approved Engineering Drawings shall be deemed a revision to the Approved Engineering Drawings. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Expansion Tenant Improvement Work that results from any revision to the Approved Engineering Drawings requested by Tenant, including the cost of preparing such revision.
3.2.3Design Bid Build. If Landlord, at its option, causes the Engineering Drawings to be delivered to Tenant on or before the date on which the Architectural Drawings are first delivered to Tenant pursuant to Section 2.5 above, then (a) Section 3.2.2 above shall not apply; (b) Tenant’s review and approval of, and any revisions to, the Engineering Drawings shall be governed by Sections 2.5 and 2.7 above as if the Engineering Drawings were part of the Architectural Drawings; and (c) the Engineering Drawings, as approved by Tenant pursuant to Section 2.5 above, shall be referred to in this Exhibit B as the “Approved Engineering Drawings”.
3.3Permits. Landlord shall cause the Contractor to submit the Approved Architectural Drawings and the Approved Engineering Drawings (collectively, as used in this Exhibit B, the “Approved Construction Drawings”) to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Expansion Tenant Improvement Work (as used in this Exhibit B, the “Permits”).
3.4Construction.
3.4.1Performance of Expansion Tenant Improvement Work. Landlord shall cause the Contractor to perform the Expansion Tenant Improvement Work in a good and workmanlike manner and in accordance with the Approved Construction Drawings.
3.4.2Contractor’s Warranties. Tenant waives all claims against Landlord relating to any defects in the Expansion Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Expansion Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Expansion Tenant Improvements, or if, within 11 months after substantial completion of the Expansion Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Expansion Tenant Improvements, then Landlord shall promptly cause such defect to be corrected at its sole cost and expense.
4COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE. Landlord shall (a) cause the Approved Space Plan, the Additional Programming Information, the Architectural Drawings and the Engineering Drawings (collectively, as used in this Exhibit B, the “Plans”) to comply with Law;

provided, however, that Landlord shall not be responsible for any violation of Law resulting from any particular use of the Premises (as distinguished from general office use). Tenant shall be responsible for ensuring that the Plans are suitable for Tenant’s use of the Premises, and neither the preparation of the Plans by Landlord’s consultants nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. To the extent that Landlord is responsible under this Section 4 for causing the Plans to comply with Law, Landlord may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that Tenant incurs no liability as a result of such contest and that, after completing such contest, Landlord makes any modification to the Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).
5COMPLETION.
5.1Substantial Completion. For purposes of Section 2.2 of this Agreement, and subject to Section 5.2 below, the Expansion Tenant Improvement Work shall be deemed to be “Substantially Complete” on the later of (a) the date of completion of the Expansion Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non- completion of which does not materially interfere with Tenant’s use of the Expansion Space nor the Existing Premises (“Punchlist Items”), or (b) the date on which Landlord receives from the appropriate governmental authorities, with respect to the Expansion Tenant Improvement Work, all approvals necessary for the occupancy of the Expansion Space. Landlord shall use commercially reasonable efforts to complete all Punchlist Items within 30 days after the Substantial Completion of the Expansion Tenant Improvement Work.
5.2Tenant Cooperation; Tenant Delay. Tenant shall use reasonable efforts to cooperate with Landlord, the Architect, the Contractor, and Landlord’s other consultants to complete all phases of the Plans, obtain the Permits and complete the Expansion Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress. Without limiting the foregoing, if (i) the Expansion Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Premises, then (x) Tenant, upon five (5) business days’ notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Sections 7.2 and 7.3 of the Lease, and (y) during the period of Tenant’s entry into the Premises for the purpose of performing such installation, all of Tenant’s obligations under this Agreement relating to the Premises shall apply, except for the obligation to pay Monthly Rent with respect to the Expansion Space. In addition, without limiting the foregoing, if the Substantial Completion of the Expansion Tenant Improvement Work is delayed (as used in this Exhibit B, a “Tenant Delay”) as a result of (a) any failure of Tenant to approve the Architectural Drawings pursuant to Section 2.5 above on or before Tenant’s Approval Deadline; (b) any failure of Tenant to timely approve the Engineering Drawings, pursuant to Section 3.2.2.A above, for any reason other than their failure to satisfy the Engineering Requirements; (c) any failure of Tenant to timely approve any other matter requiring Tenant’s approval; (d) any breach by Tenant of this Expansion Work Letter or this Agreement; (e) any request by Tenant for any revision to, or for Landlord’s approval of any revision to, any portion of the Plans that has previously been approved by both parties (except to the extent that such delay results from a breach by Landlord of its obligations under Section 2.7 or 3.2.2.B above); (f) [Intentionally Omitted]; (g) [Intentionally Omitted]; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Expansion Tenant Improvement Work is actually Substantially Completed, the Expansion Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Expansion Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Expansion Space to Tenant before the Expansion Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence. Notwithstanding the foregoing, if Landlord fails to notify Tenant of any Tenant Delay within one (1) day after the date Landlord knew of such Tenant Delay, Tenant shall not be responsible for any such Tenant Delay with respect to the period of time commencing two (2) days after the date when Landlord knew that such Tenant Delay existed and ending on the date that Landlord notified Tenant of such Tenant Delay. Notwithstanding Section 25.1 of this Lease, Landlord’s notice to Tenant of any Tenant Delay may be given orally, by e-mail, or by any other method.
5.3Existing Premises. Notwithstanding any provision herein or in the Lease to the contrary, Tenant acknowledges and agrees that the Expansion Tenant Improvement Work within the Existing Premises may be performed during normal business hours (provided, however, that any demolition or similar noisy work shall be performed during non-Building HVAC Hours, as defined in Section 1.13 of the Lease). Landlord and Tenant shall cooperate with each other in order to enable the Expansion Tenant Improvement Work within the Existing Premises to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding any contrary provision of this Agreement (other than as set forth in Section 2.2 of the Agreement which is entitled Expansion Effective Date), any delay in the completion of the Expansion Tenant Improvement Work within the Existing Premises or inconvenience suffered by Tenant during the performance of the Expansion Tenant Improvement Work within the Existing Premises shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease (as amended).
6.    MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant Defaults under this Agreement before the Expansion Tenant Improvement Work is completed, Landlord’s obligations under this Expansion Work Letter shall be excused until such Default is cured and Tenant shall be responsible for any resulting delay in the completion of the Expansion Tenant Improvement Work. This Expansion Work Letter shall not apply to the Temporary Space nor to any space that is not the Existing Premises or the Expansion Space.

EXHIBIT B-1
APPROVED SPACE PLAN

EXHIBIT C
NOTICE OF LEASE TERM DATES
_____________________, 20__
To:

Re:    Second Amendment (the “Amendment”) dated ________________, 20____, to an Office Lease originally dated January 17, 2024, between HUDSON METRO CENTER, LLC, a Delaware limited liability company (“Landlord”), and MIRUM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), concerning Suite 250 on the second floor of the building located at 989 East Hillsdale Boulevard, Foster City, California, and commonly known as 989 East Hillsdale Boulevard (the “Expansion Space”).
Dear ________________:
In accordance with the Amendment, Tenant accepts possession of the Expansion Space and confirms that (a) the Expansion Effective Date is Expiration Date is _______________, 20___, and (b) the Extended Expiration Date is _________________, 20___.
Please acknowledge the foregoing by signing the counterpart of this letter in the space provided below and returning an executed counterpart to my attention. Please note that, under Section 2.4 of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.
LANDLORD:
HUDSON METRO CENTER, LLC,
a Delaware limited liability company
By:    Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member
By:    Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner
By:
Name:
Title:
Agreed and Accepted as
of __________, 20_.
“Tenant”:
MIRUM PHARMACEUTICALS, INC.,
a Delaware corporation
By:
Name:
Title:

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